CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$81,772,690(2)	$9,493.81

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)	Calculated on the basis of 8,177,269 units, each having a $10 principal amount per unit.

Filed Pursuant to Rule 424(b)(2)

File Number 333-169119

The ARNs are being issued by Barclays Bank PLC (“Barclays”). The ARNs will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the ARNs involves a number of risks. There are important differences between the ARNs and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-5 of this term sheet and beginning on page S-10 of product supplement ARN-1. The ARNs:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$81,752,290.00
Underwriting discount (1)	$0.20	$1,615,053.80
Proceeds, before expenses, to Barclays Bank PLC	$9.80	$80,137,236.20

(1)

The public offering price and underwriting discount for any purchase of 500,000 units or more in a single transaction by an individual investor will be $9.95 per unit and $0.15 per unit, respectively. The public offering price and underwriting discount for an aggregate of 102,000 units purchased by certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. will be $9.80 per unit and $0.00 per unit, respectively.

Merrill Lynch & Co.
June 23, 2011

8,177,269 Units

Accelerated Return Notes®

Linked to the S&P 500® Index,

due August 31, 2012

$10 principal amount per unit

Term Sheet No. 20

Barclays Bank PLC

Pricing Date

Settlement Date

Maturity Date

CUSIP No.

June 23, 2011

July 1, 2011

August 31, 2012

06741K437

Accelerated Return Notes®

The ARNs have a maturity of approximately 14 months

The ARNs provide 3-to-1 upside exposure to increases in the level of the S&P 500® Index, subject to a cap of 15.78%

1-to-1 downside exposure, with no downside limit

Payment of the Redemption Amount at maturity is subject to the credit risk of Barclays Bank PLC

No periodic interest payments

No listing on any securities exchange

ARNs are senior unsecured debt securities and are not deposit liabilities of Barclays Bank PLC. ARNs are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom, or any other jurisdiction

Market Downside Protection

Enhanced Income

Market Access

Enhanced Return

Enhanced Return

Summary

The Accelerated Return Notes® Linked to the S&P 500® Index, due August 31, 2012 (the “ARNs”) are senior unsecured debt securities of Barclays Bank PLC. The ARNs are not guaranteed or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom, or any other jurisdiction, or secured by collateral. The ARNs will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the ARNs, including any repayment of principal, will be subject to the credit risk of Barclays. The ARNs provide a leveraged return for investors, subject to a cap, if the level of the S&P 500® Index (the “Index”) increases moderately from the Starting Value of the Index to the Ending Value of the Index. Investors must be willing to forgo interest payments on the ARNs and be willing to accept a return that is capped or a repayment that is less, and potentially significantly less, than the Original Offering Price.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement ARN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Barclays.

Terms of the ARNs

Issuer:	Barclays Bank PLC (“Barclays”)
Original Offering Price:	$10.00 per unit
Term:	Approximately 14 months
Market Measure:	S&P 500® Index (Bloomberg symbol: “SPX”)
Starting Value:	1,283.50
Ending Value:

The average of the closing levels of the Market Measure on each scheduled calculation day during the Maturity Valuation Period. If it is determined that a scheduled calculation day is not a Market Measure Business Day, or if a Market Disruption Event occurs on a scheduled calculation day, the Ending Value will be determined as more fully described on page S-24 of product supplement ARN-1.

Capped Value:	$11.578 per unit of the ARNs, which represents a return of 15.78% over the Original Offering Price.
Maturity Valuation Period:	August 22, 2012, August 23, 2012, August 24, 2012, August 27, 2012 and August 28, 2012.
Joint Calculation Agents:	Barclays and MLPF&S
Fees Charged:	The public offering price of the ARNs includes the underwriting discount as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-6.

Determining the Redemption Amount for the ARNs

On the maturity date, you will receive a cash payment per unit (the “Redemption Amount”) calculated as follows:

Accelerated Return Notes®	TS-2

Hypothetical Payout Profile

This graph reflects the hypothetical returns on the ARNs, based on the Participation Rate of 300% and the Capped Value of $11.578 (a 15.78% return).The green line reflects the hypothetical returns on the ARNs, while the dotted gray line reflects the hypothetical returns of a direct investment in the stocks included in the Index, excluding dividends.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Ending Value and the term of your investment.

Hypothetical Redemption Amounts

Examples

Set forth below are three examples of hypothetical Redemption Amount calculations (rounded to three decimal places) payable at maturity, based upon the Participation Rate of 300%, the Starting Value of 1,283.50, and the Capped Value of $11.578 (per unit):

Example 1—The hypothetical Ending Value is 80% of the Starting Value:

Starting Value:	1,283.50
Hypothetical Ending Value:	1,026.80

$10 ×	(1,026.80)	= $8.000
1,283.50

Hypothetical Redemption Amount (per unit) = $8.000

Example 2—The hypothetical Ending Value is 102% of the Starting Value:

Starting Value:	1,283.50
Hypothetical Ending Value:	1,309.17

$10 +	[	$10 × 300% ×	(1,309.17 – 1,283.50)	]	= $10.600
1,283.50

Hypothetical Redemption Amount (per unit) = $10.60

Example 3—The hypothetical Ending Value is 150% of the Starting Value:

Starting Value:	1,283.50
Hypothetical Ending Value:	1,925.50

$10 +	[	$10 × 300% ×	(1,925.25 – 1,283.50)	]	= $25.000
1,283.50

Hypothetical Redemption Amount (per unit) = $11.578 (The Redemption Amount cannot be greater than the Capped Value.)

Accelerated Return Notes®	TS-3

The following table illustrates the Starting Value of 1,283.50 and a range of hypothetical Ending Values of the Index:

▪	the percentage change from the Starting Value to the hypothetical Ending Value;

▪	the hypothetical Redemption Amount per unit of the ARNs (rounded to three decimal places); and

▪	the hypothetical total rate of return to holders of the ARNs.

The table below is based on the Participation Rate of 300% and the Capped Value of $11.578 (per unit). The following examples do not take into account any tax consequences from investing in the ARNs.

Hypothetical Ending Value (1)		Percentage Change from the Starting Value to the Hypothetical Ending Value	Hypothetical Redemption Amount per Unit		Hypothetical Total Rate of Return on the ARNs
641.75		-50.00%	5.000		-50.00%
770.10		-40.00%	6.000		-40.00%
898.45		-30.00%	7.000		-30.00%
1,026.80		-20.00%	8.000		-20.00%
1,155.15		-10.00%	9.000		-10.00%
1,180.82		-8.00%	9.200		-8.00%
1,206.49		-6.00%	9.400		-6.00%
1,232.16		-4.00%	9.600		-4.00%
1,257.83		-2.00%	9.800		-2.00%
1,283.50	(2)	0.00%	10.000		0.00%
1,309.17		2.00%	10.600		6.00%
1,334.84		4.00%	11.200		12.00%
1,360.51		6.00%	11.578	(3)	15.78%
1,386.18		8.00%	11.578		15.78%
1,411.85		10.00%	11.578		15.78%
1,540.20		20.00%	11.578		15.78%
1,668.55		30.00%	11.578		15.78%
1,796.90		40.00%	11.578		15.78%
1,925.25		50.00%	11.578		15.78%

(1)	The Index is a price return index. Accordingly, the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly.

(2)	This is the Starting Value.

(3)	The Redemption Amount per unit of the ARNs cannot exceed the Capped Value of $11.578.

The above figures are for purposes of illustration only. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value, and the term of your investment.

Accelerated Return Notes®	TS-4

Risk Factors

There are important differences between the ARNs and a conventional debt security. An investment in the ARNs involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the ARNs in the “Risk Factors” sections beginning on page S-10 of product supplement ARN-1 and page S-6 of the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the ARNs.

▪	Your investment may result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Your investment return, if any, is limited to the return represented by the Capped Value.

▪	Your investment return, if any, may be less than a comparable investment directly in the stocks included in the Index.

▪	Payments on the ARNs are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the ARNs.

▪	You must rely on your own evaluation of the merits of an investment linked to the Index.

▪

The costs of developing, hedging, and distributing the ARNs described on page TS-6 are reflected in the public offering price, and will not be reflected in secondary market prices. As a result, the price at which you may sell the ARNs in any secondary market may be significantly lower than the public offering price due to, among other things, the inclusion of these costs.

▪	A trading market is not expected to develop for the ARNs. We, MLPF&S, and our respective affiliates are not obligated to make a market for, or to repurchase, the ARNs.

▪	The Redemption Amount will not be affected by all developments relating to the Index.

▪	Standard & Poor’s Financial Services LLC (“S&P”) may adjust the Index in a way that affects its level, and S&P has no obligation to consider your interests.

▪

You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

▪

While we, MLPF&S and our respective affiliates may from time to time own shares of companies included in the Index, except to the extent that the common stock of Bank of America Corporation (the parent corporation of MLPF&S) is included in the Index, we, MLPF&S and our respective affiliates do not control any company included in the Index, and are not responsible for any disclosure made by any other company.

▪

If you attempt to sell the ARNs prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.

▪	Purchases and sales by us, MLPF&S, and our respective affiliates of shares of companies included in the Index may affect your return.

▪	Our trading and hedging activities, and those of MLPF&S, may create conflicts of interest with you.

▪	Our hedging activities, and those of MLPF&S, may affect your return on the ARNs and their market value.

▪	Our business activities and those of MLPF&S relating to the companies represented by the Index may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent. We may appoint and remove the calculation agent.

▪

The U.S. federal income tax consequences of the ARNs are uncertain, and may be adverse to a holder of the ARNs. See “Certain U.S. Federal Income Taxation Considerations” below and “U.S. Federal Income Tax Summary” beginning on page S-35 of product supplement ARN-1.

Investor Considerations

You may wish to consider an investment in the ARNs if:

▪	You anticipate that the level of the Index will increase moderately from the Starting Value to the Ending Value.

▪	You accept that your investment will result in a loss, which could be significant, if the level of the Index decreases from the Starting Value to the Ending Value.

▪	You accept that the return on the ARNs will not exceed the return represented by the Capped Value.

▪	You are willing to forgo interest payments on the ARNs, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪	You seek exposure to the Index with no expectation of dividends or other benefits of owning the stocks included in the Index.

▪

You are willing to accept that a trading market is not expected to develop for the ARNs. You understand that secondary market prices for the ARNs, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the ARNs.

The ARNs may not be an appropriate investment for you if:

▪

You anticipate that the level of the Index will decrease from the Starting Value to the Ending Value or that the level of the Index will not increase sufficiently over the term of the ARNs to provide you with your desired return.

▪	You seek principal protection or preservation of capital.

▪	You seek a return on your investment that will not be capped at the return represented by the Capped Value.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the stocks included in the Index.

▪	You seek assurances that there will be a liquid market if and when you want to sell the ARNs prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the ARNs.

Accelerated Return Notes®	TS-5

Supplement to the Plan of Distribution and Role of MLPF&S

We will deliver the ARNs against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the ARNs more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The ARNs will not be listed on any securities exchange. In the original offering, the ARNs will be sold in minimum investment amounts of 100 units.

MLPF&S will participate as selling agent in the distribution of the ARNs. Under our distribution agreement with MLPF&S, MLPF&S will purchase the ARNs from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.075 per unit. This charge reflects an estimated profit earned by MLPF&S from transactions through which the ARNs are structured and resulting obligations hedged. The fees changed reduce the economic terms of the ARNs. Actual profits or losses from hedging transactions may be more or less than this amount. In entering into hedging arrangements for the ARNs, we seek competitive terms and may enter into hedging transactions with a division of MLPF&S or one of its subsidiaries or affiliates. For further information regarding these amounts, our trading and hedging activities and conflicts of interest, see “Risk Factors—General Risks Relating to ARNs,” beginning on page S-10 and “Use of Proceeds” on page S-21 in product supplement ARN-1.

MLPF&S will not receive an underwriting discount for ARNs sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.

If you place an order to purchase the ARNs, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account. MLPF&S may repurchase and resell the ARNs, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in such transactions. The distribution of the Note Prospectus in connection with such offers or sales will be solely for the purpose of providing investors with the description of the terms of the ARNs that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Barclays or for any purpose other than that described in the immediately preceding sentence.

Accelerated Return Notes®	TS-6

The Index

All disclosures contained in this term sheet regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, S&P. S&P, which owns the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of S&P discontinuing publication of the Index are discussed in the section entitled “Description of ARNs—Discontinuance of a Market Measure” beginning on page S-29 of product supplement ARN-1. None of us, the calculation agent, or the selling agent accepts any responsibility for the calculation, maintenance, or publication of the Index or any successor index.

The Index is intended to provide an indication of the pattern of stock price movement in the U.S. equities market. The daily calculation of the level of the Index, discussed below in further detail, is based on the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

Composition of the Index

S&P chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equities market. Relevant criteria employed by S&P for new additions include the financial viability of the particular company, the extent to which that company represents the industry group to which it is assigned, adequate liquidity and reasonable price, an unadjusted market capitalization of US$3.5 billion or more, U.S. domicile, a public float of at least 50% and company classification (i.e. U.S. common equities listed on the NYSE and the NASDAQ stock market and not closed-end funds, holding companies, tracking stocks, partnerships, investment vehicles, royalty trusts, preferred shares, unit trusts, equity warrants, convertible bonds or investment trusts). The ten main groups of companies that comprise the Index include: Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Telecommunication Services and Utilities. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the Index to achieve the objectives stated above.

The Index does not reflect the payment of dividends on the stocks included in the Index. Because of this the return on the ARNs will not be the same as the return you would receive if you were to purchase those stocks and hold them for a period equal to the term of the ARNs.

Computation of the Index

As of September 16, 2005, S&P has used a full float-adjusted formula to calculate the Index. With a float-adjusted index, the share counts used in calculating the Index will reflect only those shares that are available to investors, not all of a company’s outstanding shares.

The float-adjusted Index is calculated as the quotient of (1) the sum of the products of (a) the price of each common stock, (b) the total shares outstanding of each common stock and (c) the investable weight factor and (2) the index divisor.

The investable weight factor is calculated by dividing (1) the available float shares by (2) the total shares outstanding. Available float shares reflect float adjustments made to the total shares outstanding. Float adjustments seek to distinguish strategic shareholders (whose holdings depend on concerns such as maintaining control rather than the economic fortunes of the company) from those holders whose investments depend on the stock’s price and their evaluation of the company’s future prospects. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

▪	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

▪	holdings by government entities, including all levels of government in the United States or foreign countries; and

▪

holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

In cases where holdings in a group as described above exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the Index’s calculation. In addition, treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held by mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares held in a trust to allow investors in countries outside the country of domicile (such as ADRs and Canadian exchangeable shares), shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are, however, considered part of the float.

Changes in a company’s total shares outstanding of 5.0% or more due to public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. Other changes of 5.0% or more (for example, due to company stock repurchases, private placements, an acquisition of a privately held company, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday (one week later). Changes of less than 5.0% are accumulated and made quarterly on the third Friday of March, June, September, and December.

Changes due to mergers or acquisitions of publicly held companies are made as soon as reasonably possible, regardless of the size of the change, although de minimis merger and acquisition share changes may be accumulated and implemented with the quarterly share rebalancing. Corporate actions such as stock splits, stock dividends, spinoffs and rights offerings are generally applied after the close of trading on the day prior to the ex-date. Share changes resulting from exchange offers are made on the ex-date. Changes in investable weight factors of more than five percentage points caused by corporate actions will be made as soon as possible. Changes in investable weight factors of less than five percentage points will be made annually, in September when revised investable weight factors are reviewed. A share freeze is implemented the week of the rebalancing effective date, the third

Accelerated Return Notes®	TS-7

Friday of the last month of each quarter, during which shares are not changed except for certain corporate actions (merger activity, stock splits, rights offerings and certain dividend payable events).

As discussed above, the value of the Index is the quotient of (1) the total float-adjusted market capitalization of the Index’s constituents (i.e., the sum of the products of (a) the price of each common stock, (b) the total shares outstanding of each common stock and (c) the investable weight factor) and (2) the index divisor. Continuity in index values is maintained by adjusting the divisor for all changes in the constituents’ share capital after the base date, which is the period from 1941 to 1943. This includes additions and deletions to the index, rights issues, share buybacks and issuances, and spin-offs. The index divisor’s time series is, in effect, a chronological summary of all changes affecting the base capital of the Index since the base date. The index divisor is adjusted such that the index value at an instant just prior to a change in base capital equals the index value at an instant immediately following that change. Some corporate actions, such as stock splits require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require adjustments to the index divisor.

Additional information on the Index is available on the following website: http://www.standardandpoors.com. Information included on this website is not part of, or incorporated by reference in, this term sheet.

The following graph sets forth the monthly historical performance of the Index in the period from January 2006 through May 2011. We obtained this historical data from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information from Bloomberg, L.P. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the ARNs may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the ARNs. On the pricing date, the closing level of the Index was 1,283.50.

Before investing in the ARNs, you should consult publicly available sources for the levels and trading pattern of the Index. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the Index and financial markets generally exhibiting greater volatility than in earlier periods.

Accelerated Return Notes®	TS-8

License Agreement

We have entered into a non-exclusive license agreement with S&P whereby we, in exchange for a fee, are permitted to use the Index in connection with certain securities, including the ARNs. We are not affiliated with S&P; the only relationship between S&P and us is any licensing of the use of S&P’s indices and trademarks relating to them.

The license agreement between S&P and Barclays Bank PLC provides that the following disclaimer must be set forth herein:

“The ARNs are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the ARNs or any member of the public regarding the advisability of investing in securities generally or in the ARNs particularly, or the ability of the Index to track general stock market performance. S&P’s only relationship to Barclays Bank PLC is the licensing of certain trademarks and trade names of S&P and of the Index which is determined, composed and calculated by S&P without regard to Barclays Bank PLC or the ARNs. S&P has no obligation to take the needs of MLPF&S, Barclays Bank PLC or the owners of the ARNs into consideration in determining, composing or calculating the Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the ARNs to be issued or in the determination or calculation of the equation by which the ARNs are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the ARNs.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE LRINS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

“Standard & Poor’s®”, “S&P®”, “S&P 500®” and “500” are trademarks of The McGraw-Hill Companies, Inc., and have been licensed for use by Barclays Bank PLC. The ARNs are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the ARNs.

Accelerated Return Notes®	TS-9

Certain U.S. Federal Income Taxation Considerations

Some of the tax consequences of your investment in the ARNs are summarized below. The discussion below supplements the discussions under “U.S. Federal Income Tax Summary”, beginning on page S-35 of product supplement ARN-1, and “Certain U.S. Federal Income Tax Considerations”, beginning on page S-132 of the Series A MTN prospectus supplement. As described in product supplement ARN-1, this section applies to you only if you are a U.S. holder (as defined in product supplement ARN-1) and you hold your ARNs as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in product supplement ARN-1 (for example, if you did not purchase your ARNs in the initial issuance of the ARNs).

The U.S. federal income tax consequences of your investment in the ARNs are uncertain and the Internal Revenue Service could assert that the ARNs should be taxed in a manner that is different than described below. Pursuant to the terms of the ARNs, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your ARNs as a pre-paid cash-settled executory contract with respect to the Index. If your ARNs are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your ARNs in an amount equal to the difference between the amount you receive at such time and the amount you paid for your ARNs. Such gain or loss should generally be long-term capital gain or loss if you have held your ARNs for more than one year. Long-term capital gain of a noncorporate U.S. holder that is recognized in a taxable year beginning before January 1, 2013 is generally taxed at a maximum rate of 15%.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, your ARNs should be treated in the manner described above. This opinion assumes that the description of the terms of the ARNs in this term sheet is materially correct.

As discussed further in product supplement ARN-1, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the ARNs, possibly with retroactive effect.

For a further discussion of the tax treatment of your ARNs as well as possible alternative characterizations, please see the discussions under “U.S. Federal Income Tax Summary” in product supplement ARN-1 and “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the Series A MTN prospectus supplement. For additional, important considerations related to tax risks associated with investing in the ARNs, you should also examine the discussion in “Risk Factors—General Risks Relating to ARNs—Significant aspects of the U.S. federal income tax treatment of the ARNs are uncertain” beginning on page S-17 of product supplement ARN-1. You should consult your tax advisor as to the possible alternative treatments in respect of the ARNs.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your ARNs), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the ARNs.

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Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the ARNs and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The ARNs involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the ARNs.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement ARN-1 dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511153078/d424b3.htm

▪	Series A MTN prospectus supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

▪	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 312070.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

Market-Linked Investments come in four basic categories, each designed to meet a different set of investor risk profiles, time horizons, income requirements and market views (bullish, bearish, moderate outlook, etc.). The following descriptions of these categories are meant solely for informational purposes and are not intended to represent any particular Market-Linked Investment or guarantee performance. Certain Market-Linked Investments may have overlapping characteristics.

Market Downside Protection Market-Linked Investments combine some of the capital preservation features of traditional bonds with the growth potential of equities and other asset classes. They offer full or partial market downside protection at maturity, while offering market exposure that may provide better returns than comparable fixed income securities. It is important to note that the market downside protection feature provides investors with protection only at maturity, subject to issuer credit risk. In addition, in exchange for full or partial protection, you forfeit dividends and full exposure to the linked asset’s upside. In some circumstances, this could result in a lower return than with a direct investment in the asset.

These short- to medium-term market-linked notes offer you a way to enhance your income stream, either through variable or fixed-interest coupons, an added payout at maturity based on the performance of the linked asset, or both. In exchange for receiving current income, you will generally forfeit upside potential on the linked asset. Even so, the prospect of higher interest payments and/or an additional payout may equate to a higher return potential than you may be able to find through other fixed-income securities. Enhanced Income Market-Linked Investments generally do not include market downside protection. The degree to which your principal is repaid at maturity is generally determined by the performance of the linked asset. Although enhanced income streams may help offset potential declines in the asset, you can still lose part or all of your original investment.

Market Access notes may offer exposure to certain market sectors, asset classes and/or strategies that may not even be available through the other three categories of Market-Linked Investments. Subject to certain fees, the returns on Market Access Market-Linked Investments will generally correspond on a one-to-one basis with any increases or decreases in the value of the linked asset, similar to a direct investment. In some instances, they may also provide interim coupon payments. These investments do not include the market downside protection feature and, therefore, your principal remains at risk.

These short- to medium-term investments offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept a degree of market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Accelerated Return Notes®” and “ARNs®” are registered service marks of Bank of America Corporation, the parent corporation of MLPF&S.

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